August 24, 2005

Re:  FMI Mutual Funds, Inc.

In response to item 77c we incorporate by reference from proxy material filed on submission type N-14/A on March
9, 2005 for The MainStay Funds for file #333-122023
Accession number 0000950123-05-02779.

In response to matters submitted to a shareholder vote, a Special meeting of shareholders of the FMI Mutual Funds, Inc. was held on March 28, 2005 the following matter was approved as follows for the FMI Winslow Growth Fund
(the "Growth Fund"):

1.	With respect to the Growth Fund, a proposal to
approve (i) an Agreement and Plan of Reorganization providing for the acquisition of all assets of the Growth Fund by the MainStay Large Cap Growth Fund ("Large Cap Fund"), a series of The MainStay Funds ("Trust"), in exchange for shares of the Large Cap Fund and the assumption of all liabilities of the Growth Fund by the Large Cap Fund, and (ii) the subsequent liquidation of the Growth Fund as follows:

	Affirmative		719,315
	Against		      0
      Abstain	            0
	Total			719,315



In additional response to item 77c we incorporate by reference from proxy material filed on submission type
N-14/A on May 31, 2005 for Gabelli Equity Series Funds Inc.
for file #333-124369 Accession number 0000950172-05-001774.

In response to matters submitted to a shareholder vote, a Special meeting of shareholders of the FMI Mutual Funds, Inc. was held on June 28, 2005 the following matter was approved as follows for the FMI Woodland Small
Capitalization Value Fund (the "Small Cap Value Fund"):

2.	With respect to the Small Cap Value Fund, a proposal to
approve and Agreement and Plan of Reorganization (the "Reorganization Agreement") pursuant to which the Small
Cap Value Fund would transfer all of its assets and stated liabilities to The Gabelli Woodland Small Cap Value Fund
(the "Gabelli Woodland Fund") in exchange solely for AAA shares of the Gabelli Woodland Fund, which will be distributed by the Small Cap Value Fund to the holders of its shares in complete liquidation as follows:

	Affirmative		334,451
	Against		      0
      Abstain	        1,612
	Total			336,063